This filing is made pursuant to Rule 424(b)(2)
under the Securities Act of 1933
in connection with Registration No. 333-255862

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
0.800% Medium-Term Notes, Series A, due August 18, 2024	$600,000,000	99.325%	$595,950,000	$65,018.15
2.100% Medium-Term Notes, Series A, due September 1, 2028	$500,000,000	98.323%	$491,615,000	$53,635.20
Total	$1,100,000,000	—	$1,087,565,000	$118,653.35

(1)

The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, by multiplying the proposed maximum aggregate offering price of the securities offered by the fee payment rate in effect on the date of fee payment. The registration fee for an aggregate principal amount of $1,100,000,000 in Air Lease Corporation’s Medium-Term Notes, Series A, due Nine Months or More from the Date of Issue is being paid in connection with this filing. The registration fee for an additional aggregate principal amount of $1,800,000,000 in Air Lease Corporation’s Medium-Term Notes, Series A, due Nine Months or More from the Date of Issue was previously paid. In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, Air Lease Corporation is deferring payment on the registration fee for an aggregate principal amount of $12,100,000,000 in Air Lease Corporation’s Medium-Term Notes, Series A, due Nine Months or More from the Date of Issue.

PRICING SUPPLEMENT

(To Prospectus dated May 7, 2021 and

Prospectus Supplement dated May 7, 2021)

$1,100,000,000

Air Lease Corporation

$600,000,000 0.800% Medium-Term Notes, Series A, due August 18, 2024

$500,000,000 2.100% Medium-Term Notes, Series A, due September 1, 2028

We are offering (i) $600,000,000 aggregate principal amount of 0.800% Medium-Term Notes, Series A, due August 18, 2024, or the 2024 notes, and (ii) $500,000,000 aggregate principal amount of 2.100% Medium-Term Notes, Series A, due September 1, 2028, or the 2028 notes. We refer to the 2024 notes and the 2028 notes each as a “tranche” of our Medium-Term Notes, Series A, and collectively, as the “notes.” We will pay interest on the 2024 notes semi-annually in arrears on February 18 and August 18 of each year, beginning on February 18, 2022, and at maturity. We will pay interest on the 2028 notes semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2022, and at maturity.

We may redeem the notes at our option, in whole or in part, at any time and from time to time, at the redemption prices described in this pricing supplement under “Description of Notes—Optional Redemption.” If a Change of Control Repurchase Event, as defined in the related prospectus supplement, occurs, unless we have exercised our right to redeem all of the notes of a tranche, holders of the notes of such tranche may require us to repurchase the applicable notes at the prices described in this pricing supplement under “Description of Notes—Repurchase Upon Change of Control Repurchase Event.”

The notes will be our general unsecured senior obligations and will rank equally in right of payment with our existing and future unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each tranche of the notes is a new issue of securities with no established trading market. We do not intend to apply to list either tranche of the notes on any securities exchange or include either tranche of the notes in any automated quotation system.

Investing in the notes involves risks. To read about certain risks you should consider before buying the notes, see “Risk Factors” beginning on page S-1 of the related prospectus supplement, page 7 of the related prospectus and those risk factors described in any documents incorporated by reference herein.

	Per 2024 Note	Total	Per 2028 Note	Total
Public offering price(1)	99.325%	$595,950,000	98.323%	$491,615,000
Underwriting discount	0.450%	$2,700,000	0.625%	$3,125,000
Proceeds, before expenses, to us(1)	98.875%	$593,250,000	97.698%	$488,490,000

(1)	Plus accrued interest, if any, from August 18, 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement or the related prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York on or about August 18, 2021, which is the fifth business day following the date of this pricing supplement.

Joint Book-Running Managers

Citigroup	J.P. Morgan	TD Securities	Wells Fargo Securities
BMO Capital Markets	BofA Securities	Fifth Third Securities	Loop Capital Markets
Mizuho Securities	MUFG	RBC Capital Markets	Santander
SOCIETE GENERALE	Truist Securities	BNP PARIBAS	Deutsche Bank Securities
Goldman Sachs & Co. LLC	NatWest Markets	Regions Securities LLC	Citizens Capital Markets
KeyBanc Capital Markets	CIBC Capital Markets	Mischler Financial Group, Inc.	Bank ABC
Morgan Stanley

Co-Managers

CIT Capital Securities	Keefe, Bruyette & Woods A Stifel Company

Pricing Supplement dated August 11, 2021.

PS-i

ABOUT THIS PRICING SUPPLEMENT

It is important for you to read and consider all of the information contained in this pricing supplement, the related prospectus supplement, the related prospectus and any related free writing prospectus that we prepare or authorize in making your investment decision. We have not, and the underwriters and their affiliates and agents have not, authorized anyone to provide you with any information or represent anything about us other than what is contained or incorporated by reference in this pricing supplement, the related prospectus supplement, the related prospectus or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We are responsible only for the information contained in this pricing supplement, the related prospectus supplement, the related prospectus, the documents incorporated by reference therein and any related free writing prospectus issued or authorized by us. We are not, and the underwriters and their affiliates and agents are not, making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement, the related prospectus supplement, the related prospectus or in any related free writing prospectus prepared by us or on our behalf is accurate as of any date other than their respective dates.

When this pricing supplement uses the terms “Company,” “ALC,” “we,” “our” and “us,” they refer solely to Air Lease Corporation and do not include its consolidated subsidiaries unless otherwise stated or the context otherwise requires. Capitalized terms used in this pricing supplement which are not defined in this pricing supplement and are defined in the related prospectus supplement or related prospectus shall have the meanings assigned to them in the related prospectus supplement or related prospectus, as applicable.

ALC is the issuer of all of the notes offered under this pricing supplement. Our telephone number is (310) 553-0555 and our website is www.airleasecorp.com. Information included or referred to on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this pricing supplement, the related prospectus supplement or related prospectus.

PS-ii

DESCRIPTION OF NOTES

General

We provide information to you about the 2024 notes (the “2024 Notes”) and the 2028 notes (the “2028 Notes” and, together with the 2024 Notes, the “Notes”) in three separate documents:

•	this pricing supplement which specifically describes each tranche of the Notes being offered;

•	the related prospectus supplement which describes ALC’s Medium-Term Notes, Series A; and

•	the related prospectus which describes generally certain securities of ALC.

This description supplements, and to the extent inconsistent supersedes, the description of the general terms and provisions of the debt securities found in the related prospectus and ALC’s Medium-Term Notes, Series A described in the related prospectus supplement.

Terms of the Notes

The Notes will:

•	be our general unsecured senior obligations;

•

rank equal in right of payment with any of our Medium-Term Notes, Series A previously issued or issued in the future and with any of our existing and future senior indebtedness, without giving effect to collateral arrangements;

•	be effectively subordinated to all of our and our subsidiaries secured indebtedness to the extent of the value of the pledged assets;

•	be structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries;

•	be senior in right of payment to any of our existing and future obligations that are expressly subordinated or junior in right of payment to the Notes pursuant to a written agreement;

•	be considered part of the same series of notes as any of our other Medium-Term Notes, Series A previously issued or issued in the future;

•	be denominated and payable in U.S. dollars; and

•	be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 2024 Notes

The following terms apply to the 2024 Notes:

Principal Amount: $600,000,000

Trade Date: August 11, 2021

Issue Date: August 18, 2021

Stated Maturity: August 18, 2024

Interest Rate: 0.800% per annum, accruing from August 18, 2021

Interest Payment Dates: Each February 18 and August 18, beginning on February 18, 2022, and at Maturity

Regular Record Dates: Every February 1 and August 1, whether or not a Business Day

Day Count Convention: 30/360

Business Day Convention: Following; If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

Business Day: Any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

CUSIP / ISIN: 00914AAP7 / US00914AAP75

The 2028 Notes

The following terms apply to the 2028 Notes:

Principal Amount: $500,000,000

Trade Date: August 11, 2021

Issue Date: August 18, 2021

Stated Maturity: September 1, 2028

Interest Rate: 2.100% per annum, accruing from August 18, 2021

Interest Payment Dates: Each March 1 and September 1, beginning on March 1, 2022 (long first coupon), and at Maturity

Regular Record Dates: Every February 15 and August 15, whether or not a Business Day

Day Count Convention: 30/360

Business Day Convention: Following; If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

Business Day: Any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

CUSIP / ISIN: 00914AAQ5 / US00914AAQ58

Optional Redemption

We may redeem the 2024 Notes at our option, in whole or, from time to time, in part, on any date prior to July 18, 2024, at a redemption price equal to 100% of the aggregate principal amount of the 2024 Notes to be redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date. On or after July 18, 2024, we may redeem the 2024 Notes at our option, in whole or, from time to time, in part, at a redemption price equal to 100% of the aggregate principal amount of the 2024 Notes to be redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

We may redeem the 2028 Notes at our option, in whole or, from time to time, in part, on any date prior to July 1, 2028, at a redemption price equal to 100% of the aggregate principal amount of the 2028 Notes to be redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date. On or after July 1, 2028, we may redeem the 2028 Notes at our option, in whole or, from time to time, in part, at a redemption price equal to 100% of the aggregate principal amount of the 2028 Notes to be redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

If a Note is redeemed on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the holder of record as of such record date.

We generally will be required to provide notices of redemption not less than 10 days but not more than 60 days before the redemption date to each holder whose Notes are to be redeemed at such holder’s registered address or otherwise in accordance with the procedures of the depositary. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. Selection of the Notes for redemption in the case of any partial redemption will be made by the Trustee by lot in compliance with the applicable procedures of DTC, although no Note of $2,000 in principal amount or less will be redeemed in part. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note upon written direction by such holder.

Any redemption notice may, at our discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at our discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was given), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed. We shall notify holders of any such rescission as soon as practicable after we determine that such conditions precedent will not be able to be satisfied or we are not able or willing to waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price as set forth below.

Unless we default in payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption from and after the applicable redemption date.

“Applicable Premium” means, (A) with respect to a 2024 Note on any date of redemption, the excess, if any, of (x) the present value as of such date of redemption of (i) 100% of the principal amount of such 2024 Note plus (ii) all required interest payments due on such 2024 Note through July 18, 2024, assuming such 2024 Note matured on such date (excluding accrued but unpaid interest to, but excluding, the date of redemption), computed using a discount rate equal to the Applicable Treasury Rate as of such date of redemption plus 10 basis points, over (y) the then outstanding principal of such 2024 Note and (B) with respect to a 2028 Note on any date of redemption, the excess, if any, of (x) the present value as of such date of redemption of (i) 100% of the principal amount of such 2028 Note plus (ii) all required interest payments due on such 2028 Note through July 1, 2028, assuming such 2028 Note matured on such date (excluding accrued but unpaid interest to, but excluding, the date of redemption), computed using a discount rate equal to the Applicable Treasury Rate as of such date of redemption plus 20 basis points, over (y) the then outstanding principal of such 2028 Note.

“Applicable Treasury Rate” means as of any date of redemption of (A) the 2024 Notes, the yield to stated maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the

Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 18, 2024; provided, however, that if the period from the redemption date to July 18, 2024 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 18, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used or (B) the 2028 Notes, the yield to stated maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent statistical release designated as “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 1, 2028; provided, however, that if the period from the redemption date to July 1, 2028 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 1, 2028 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Repurchase Upon Change of Control Repurchase Event

Unless we have exercised our right to redeem all of the Notes of a tranche, we will make an offer to purchase all of the Notes of such tranche as described in the related prospectus supplement under “Description of Notes—Repurchase Upon Change of Control Repurchase Event” at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

Further Issues

We may, from time to time, without notice to or the consent of any holder of any Notes, create and issue additional notes that have the same terms and conditions as any tranche of the Notes previously issued, or the same except for the public offering price, Issue Date and, in some cases, first interest payment date. These additional notes will be considered part of the same (i) tranche of notes as such Notes and (ii) series as any of our other Medium-Term Notes, Series A previously issued or issued in the future. We also may, from time to time, without notice to or the consent of any holder of any Notes, create and issue additional debt securities, under the indenture or otherwise, ranking equally with the Notes and our other Medium-Term Notes, Series A.

Book-Entry Notes and Form

Each tranche of the Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company in New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in the Depositary, including Euroclear Bank SA/NV and Clearstream Banking, S.A.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”) of each of the underwriters named below (the “Underwriters”). Under the terms and subject to the conditions set forth in the Terms Agreement, dated August 11, 2021 (the “Terms Agreement”), among us and the Underwriters, incorporating the terms of the Distribution Agreement, dated May 7, 2021 (the “Distribution Agreement”), among us and the agents named in the prospectus supplement, we have agreed to sell to the Underwriters, and each of the Underwriters has agreed, severally and not jointly, to purchase from us, as principal, the aggregate principal amount of each tranche of the notes set forth opposite its name below.

Underwriter	Aggregate Principal Amount of 2024 Notes	Aggregate Principal Amount of 2028 Notes
Citigroup Global Markets Inc.	$90,000,000	$75,000,000
J.P. Morgan Securities LLC	90,000,000	75,000,000
TD Securities (USA) LLC	90,000,000	75,000,000
Wells Fargo Securities, LLC	90,000,000	75,000,000
BMO Capital Markets Corp.	13,650,000	11,375,000
BofA Securities, Inc.	13,650,000	11,375,000
Fifth Third Securities, Inc.	13,650,000	11,375,000
Loop Capital Markets LLC	13,650,000	11,375,000
Mizuho Securities USA LLC	13,650,000	11,375,000
MUFG Securities Americas Inc.	13,650,000	11,375,000
RBC Capital Markets, LLC	13,650,000	11,375,000
Santander Investment Securities Inc.	13,650,000	11,375,000
SG Americas Securities, LLC	13,650,000	11,375,000
Truist Securities, Inc.	13,650,000	11,375,000
BNP Paribas Securities Corp.	12,000,000	10,000,000
Deutsche Bank Securities Inc.	12,000,000	10,000,000
Goldman Sachs & Co. LLC	10,500,000	8,750,000
NatWest Markets Securities Inc.	10,500,000	8,750,000
Regions Securities LLC	10,500,000	8,750,000
Citizens Capital Markets, Inc.	9,000,000	7,500,000
KeyBanc Capital Markets Inc.	9,000,000	7,500,000
CIBC World Markets Corp.	7,500,000	6,250,000
Mischler Financial Group, Inc.	7,500,000	6,250,000
Arab Banking Corporation B.S.C.	4,500,000	3,750,000
Morgan Stanley & Co. LLC	4,500,000	3,750,000
CIT Capital Securities LLC	3,000,000	2,500,000
Keefe, Bruyette & Woods, Inc.	3,000,000	2,500,000

Total	$600,000,000	$500,000,000

If an Underwriter defaults, the Distribution Agreement provides that the purchase commitments of the nondefaulting Underwriters may be increased or the agreement to purchase the notes may be terminated, in each case, subject to certain terms and conditions set forth in the Distribution Agreement.

We have agreed to indemnify the Underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the Terms Agreement and Distribution Agreement, such as the receipt by the Underwriters of officer’s certificates and legal opinions. The Underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The Representatives have advised us that the Underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this pricing supplement and may offer the notes to certain dealers at such prices less a concession not in excess of (i) 0.250% of the principal amount of the 2024 notes and (ii) 0.375% of the principal amount of the 2028 notes. Any such securities dealers may resell any notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering prices of up to (i) 0.200% of the principal amount of the 2024 notes and (ii) 0.250% of the principal amount of the 2028 notes. After the initial offering, the public offering prices, concessions or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1,625,000 and are payable by us.

New Issue of Notes

Each tranche of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of either tranche of the notes on any securities exchange or for inclusion of either tranche of the notes on any automated dealer quotation system. We have been advised by the Underwriters that they presently intend to make a market in each tranche of the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for either tranche of the notes or that an active public market for either tranche of the notes will develop. If an active public trading market for a tranche of the notes does not develop, the market price and liquidity of such tranche of notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about August 18, 2021, which will be the fifth business day following the date of this pricing supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this pricing supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, until the closing date, without first obtaining the prior written consent of the Representatives, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any debt securities issued by the Company and that are substantially similar to the notes, except for the notes sold to the Underwriters pursuant to the Terms Agreement or other agreement, deposit and other bank obligations issued and sold directly by the Company in the ordinary course of its business, debt instruments described in Section 3(a)(3) of the Securities Act and commercial paper in the ordinary course of its business.

Short Positions

In connection with the offering, the Underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater principal amount of notes than they are required to purchase in the offering. The Underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the Underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the Underwriters make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, Deutsche Bank Securities Inc., one of the Underwriters, is an affiliate of the Trustee of the indenture governing the notes offered hereby and the indentures governing our other outstanding notes. The Underwriters and their affiliates may receive a portion of the net proceeds to the extent we use net proceeds to repay indebtedness under which certain of the Underwriters or their affiliates are lenders.

In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the Underwriters or their affiliates have a lending relationship with us, certain of those Underwriters or their affiliates routinely hedge, and certain other of those Underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes offered by this pricing supplement will be passed upon for us by O’Melveny & Myers LLP. The underwriters have been represented by Simpson Thacher & Bartlett LLP, Palo Alto, California.